Exhibit 107

Calculation of Filing Fee Tables

                    Form S-3

(Form Type)

                      Crescent Energy Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c)	128,927,826(1)	$11.63(2)	$1,499,430,616.38	0.00011020	$165,237.26

	Equity	Class A Common Stock, par value $0.0001 per share	—	—	—	—	—	—

	Equity	Preferred Stock, par value $0.0001 per share	—	—	—	—	—	—

	Equity	Depositary Shares	—	—	—	—	—	—

	Other	Warrants	—	—	—	—	—	—

	Unallocated (Universal Shelf)		Rule 457(o)	(3)	(4)	$700,000,000.00(5)	0.00011020	$77,140.00

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—					—	—	—	—

	Total Offering Amounts					$2,199,430,616.38

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fees Due							$242,377.26

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. This Registration Statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities issued hereunder.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $11.63, which is the average of the high and low prices of the Class A common stock on January 3, 2023 on the New York Stock Exchange.

(3)

This Registration Statement covers the offer and sale of up to $700 million aggregate principal amount of shares of Class A common stock, shares of preferred stock, depositary shares and warrants. The securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement.

(4)

The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance of the securities registered hereunder and is not specified pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

(5)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.